Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Earnings

and Announces Quarterly Cash Dividend

GEORGETOWN, MASSACHUSETTS, October 27, 2015 –

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended September 30, 2015 of $425,000, or $0.24 per basic and diluted share, compared to net income of $390,000, or $0.22 per basic and diluted share, for the three months ended September 30, 2014. Net income for the nine months ended September 30, 2015 was $1,038,000, or $0.59 per basic and diluted share, compared to net income of $1,039,000, or $0.60 per basic and diluted share, for the nine months ended September 30, 2014.

Robert E. Balletto, President and Chief Executive Officer, said, “I am pleased to report that our loan portfolio has grown over 7% since December 31, 2014, with the majority of the growth occurring in commercial loans and during the quarter ended September 30, 2015. Asset quality continues to be strong, as non-performing assets as a percentage of total assets decreased to 0.27% at September 30, 2015. Additionally, non-interest income was supported by our first gains from the sale of Small Business Administration (“SBA”) loans, as we continue to look for alternative sources of fee income. We remain focused on our strategic plan, which we believe will enhance long-term stockholder value.”

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.0475 per share of common stock. The dividend will be paid on or about November 23, 2015, to stockholders of record as of the close of business on November 9, 2015.

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Nine Months Ended	Year Ended
	September 30, 2015	December 31, 2014
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$287,440	$271,020
Cash and cash equivalents	6,527	4,918
Loans receivable, net	248,156	231,293
Allowance for loan losses	2,346	2,229
Investment securities (1)	20,755	20,363
Deposits	194,184	182,354
Borrowings	58,100	54,600

Total stockholders' equity	31,522	30,712
Stockholders' equity to total assets at end of period	10.97%	11.33%
Total shares outstanding	1,828,238	1,827,131
Book value per share	$17.24	$16.81

Asset Quality Data:
Total non-performing loans	$779	$953
Other real estate owned	—	—
Total non-performing assets	779	953
Non-performing loans to total loans	0.31%	0.41%
Non-performing assets to total assets	0.27%	0.35%
Allowance for loan losses to non-performing loans	301.16%	233.89%
Allowance for loan losses to total loans	0.94%	0.96%
Loans charged off	$25	$269
Recoveries on loans previously charged off	4	4

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,989	$2,803	$8,726	$8,346
Interest expense	431	371	1,237	1,074
Net interest and dividend income	2,558	2,432	7,489	7,272
Provision for loan losses	111	1	138	1
Net interest and dividend income after provision for loan losses	2,447	2,431	7,351	7,271
Non-interest income	374	249	839	775
Non-interest expense	2,127	2,053	6,523	6,389
Income before income taxes	694	627	1,667	1,657
Income tax provision	269	237	629	618
Net income	$425	$390	$1,038	$1,039

Net income per share: basic	$0.24	$0.22	$0.59	$0.60
Net income per share: diluted	$0.24	$0.22	$0.59	$0.60

Performance Ratios:
Return on average assets	0.61%	0.58%	0.51%	0.52%
Return on average equity	5.59%	5.31%	4.58%	4.77%
Interest rate spread (2)	3.62%	3.64%	3.63%	3.66%
Net interest margin (2)	3.78%	3.78%	3.78%	3.79%
Efficiency ratio (3)	72.57%	76.57%	78.32%	79.39%
Non-interest expense to average total assets	3.04%	3.07%	3.18%	3.21%

(1)	Does not include Federal Home Loan Bank stock of $2.9 million at September 30, 2015 and December 31, 2014 and Bankers Bank Northeast stock of $60,000 at September 30, 2015.
(2)

Presented on a tax-equivalent basis using a tax rate of 34% resulting in an adjustment of $7,000 and $8,000 to investment security income for the three months ended September 30, 2015 and 2014, respectively and $22,000 and $23,000 for the nine months ended September 30, 2015 and 2014, respectively.

(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest and dividend income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the markets we serve. Our highest priority is to provide exceptional personal service, act with high ethical standards and in the best interest of our customers, employees, shareholders and business partners.  We strive to help each of our customers achieve their unique financial goals through a competitive array of financial products and services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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